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Exhibit 16.1

                                                              September 16, 2004



Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4.01 of CI Sell Cars, Inc.'s Form 8-K dated September 15, 2004, and have the following comments:

         1. We agree with the statements made in the first sentence of the first paragraph and in the second, third and fourth paragraphs.

         2. We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph and in the fifth paragraph.



                                               Very truly yours,



                                               /s/ Malone & Bailey, PLLC